UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2012

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19644	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Union Square, West Suite 502
New York, New York  10003
Telephone No.: 212-206-1216
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 14, 2012, YOU On Demand Holdings, Inc. (the “Company”) entered into an underwriting agreement with Chardan Capital Markets LLC, as representative of the several underwriters, and National Securities Corporation, as qualified independent underwriter  (collectively, the “Underwriters”) in connection with the offer and sale by the Company of 1,800,000 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $1.50 per share.  The Company granted the Underwriters a 30-day option to purchase up to 270,000 additional shares of the Company’s common stock to cover over-allotments.  The Company expects to receive net proceeds from this offering of approximately $2,484,000, after deducting underwriting discounts and commissions.  The shares are being offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-183689).  The offering is expected to close on or about December 18, 2012, subject to the satisfaction of specified closing conditions.  A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with the filing of the underwriting agreement, the Company is filing as Exhibit 5.1 hereto an opinion of Lewis and Roco LLP regarding certain Nevada law matters.

Item 8.01 Other Events

On December 14, 2012, the Company issued a press release entitled “You On Demand Announces 1,800,000 common Secondary Offering,” a copy of which is filed as an exhibit to and incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

1.1           Underwriting Agreement, dated December 14, 2012, by and among YOU On Demand Holdings, Inc. and Chardan Capital Markets LLC.

5.1           Opinion of Lewis and Roca LLP.

99.1         Press Release of YOU On Demand Holdings, Inc. issued December 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: December 14, 2012	By:	/s/Marc Urbach
Marc Urbach
President and Chief Financial Officer